Selected Ratios

EXHIBIT 7.1 SELECTED RATIOS’ CALCULATION

EXHIBIT 7.1 SELECTED RATIOS’ CALCULATION	INDEX	Dec-2013	Dec-2012	Dec-2011	Dec-2010	Dec-2009
		(COP million )
Net interest income	(1)	5,008,558	4,767,023	3,903,588	3,389,059	3,802,282
Total Interest Earning Assets	(2)	91,438,678	73,406,938	63,290,028	53,096,650	52,686,295
Total Average Assets	(3)	110,777,484	88,656,613	75,759,824	63,355,081	62,629,596
Total Average Stockholders’ Equity	(4)	11,874,312	10,655,007	8,228,194	7,287,936	6,416,312
Operating Expenses	(5)	4,639,280	4,162,382	3,606,348	3,098,479	2,895,145
Net Income	(6)	1,515,127	1,702,046	1,663,894	1,436,494	1,256,850
Total Assets	(7)	130,816,241	97,916,380	85,463,020	68,095,156	61,864,365
Net Operating, Income	(8)	7,765,039	7,407,160	6,263,409	5,505,029	5,689,231
Total Stockholders' Equity	(9)	12,492,846	11,606,955	8,993,360	7,947,140	7,032,829
Loans	(10)	89,459,542	69,988,679	61,388,428	48,601,090	42,041,974
Non-Performing Loans	(11)	1,630,027	1,228,327	930,540	928,759	1,027,712
Allowance for Loans and Accrued Interest Losses	(12)	4,129,275	3,303,665	2,856,226	2,548,165	2,477,604
Loans Classified as “C”, “D” y “E”	(13)	3,677,946	2,769,194	2,347,201	2,098,105	2,149,685
Technical Capital	(14)	11,331,614	13,764,690	9,675,140	9,017,449	7,286,296
Risk Weighted Assets included Market Risk	(15)	106,826,579	87,262,916	77,651,097	61,449,661	55,084,655

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) / (2)	5.48%	6.49%	6.17%	6.38%	7.22%
Return on Average Total Assets	(6) / (3)	1.37%	1.92%	2.20%	2.27%	2.01%
Return on Average Stockholders’ Equity	(6) / (4)	12.76%	15.97%	20.22%	19.71%	19.59%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) / (8)	59.75%	56.19%	57.58%	56.28%	50.89%

Capital Ratios:
Period-end Stockholders’ Equity as a Percentage of Period-end Total Assets	(9) / (7)	9.55%	11.85%	10.52%	11.67%	11.37%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) / (15)	10.61%	15.77%	12.46%	14.67%	13.23%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) / (10)	1.82%	1.76%	1.52%	1.91%	2.44%
"C", "D" and "E" Loans as a Percentage of Total Loans	(13) / (10)	4.11%	3.96%	3.82%	4.32%	5.11%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) / (11)	253.33%	268.96%	306.94%	274.36%	241.08%
Allowance for Loan and Accrued Interest Losses as a Percentage of "C", "D" and "E" Loans	(12) / (13)	112.27%	119.30%	121.69%	121.45%	115.25%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) / (10)	4.62%	4.72%	4.65%	5.24%	5.89%

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